SECURITIES AND EXCHANGE COMMISSION

Washington , D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 6, 2004

COAST HOTELS AND CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-4356	88-0345706
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 West Tropicana Avenue, Las Vegas, Nevada	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 365-7000

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On February 6, 2004, Coast Casinos, Inc., the parent company of the registrant (the ”Parent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Boyd Gaming Corporation (“Boyd”), BGC, Inc., a wholly owned subsidiary of Boyd (“BGC”), and the Parent pursuant to which the Parent will be merged into BGC (the “Merger”) and each outstanding share of the common stock of the Parent will be converted into the right to receive cash, common stock, par value $0.01 per share, of Boyd; or a combination of cash and Boyd common stock. In connection with the transactions contemplated by the Merger Agreement, certain stockholders of the Parent owning in the aggregate approximately 56% of the outstanding shares of common stock of the Parent entered into a Stockholders Agreement with Boyd (the “Stockholders Agreement”) pursuant to which they agreed to vote the shares of common stock beneficially owned by them in favor of the Merger and the Merger Agreement and against, among other things, any other proposal for a merger, consolidation or takeover of the Parent. Such stockholders granted to Boyd an irrevocable proxy with respect to the Merger, the Merger Agreement and such other transactions. Additionally, such stockholders agreed not to transfer the shares of common stock beneficially owned by them during the term of the Stockholders Agreement.

Copies of the Merger Agreement and the Stockholders Agreement are being filed with the Commission as exhibits to this Current Report on Form 8-K.

Item 7. Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of February 6, 2004 among Boyd Gaming Corporation, BGC, Inc. and Coast Casinos, Inc.

99.1	Stockholders Agreement dated as of February 6, 2004 among Boyd Gaming Corporation and the individuals named therein

Item 9. Regulation FD Disclosure

On February 9, 2004, the Parent and Boyd issued a joint press release with respect to the Merger Agreement and the Merger. A copy of the joint press release is being furnished to the Commission under this Item 9 as an exhibit to this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COAST HOTELS AND CASINOS, INC.,
a Nevada corporation

February 10, 2004	By:	/s/ GAGE PARRISH
	Name:	Gage Parrish
	Title:	Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of February 6, 2004 among Boyd Gaming Corporation, BGC, Inc. and Coast Casinos, Inc.

99.1	Stockholders Agreement dated as of February 6, 2004 among Boyd Gaming Corporation and the individuals named therein

99.2	Joint Press Release issued by Coast Casinos, Inc. and Boyd Gaming Corporation on February 9, 2004

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